Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

June 10, 2014

By this Executive Severance Agreement (this “Agreement”), Sears Hometown and Outlet Stores, Inc. and its affiliates and subsidiaries (collectively “SHO”), and Ryan Robinson (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

1. Effect of Severance.

(a) Severance Benefits. If Executive is involuntarily terminated without “Cause” or Executive voluntarily terminates Executive’s employment for “Good Reason” (as such terms are defined in Section 2 below), Executive shall be entitled to the benefits described in subsection (i), (ii) and (iii) below (collectively “Severance Benefits”). Executive shall not be entitled to the Severance Benefits if Executive’s employment terminates for any other reason, including for Cause or due to death or “Disability” (as defined in Section 2 below). Executive shall also not be entitled to Severance Benefits if Executive does not meet all of the other requirements under this Agreement, including under subsection 4(g).

i. Continuation of Salary.

1. SHO shall pay Executive cash severance equal to (a) one times Executive’s annual base salary rate as of the date Executive’s employment terminates (the “Date of Termination”) plus (b) but only if the Date of Termination occurs prior to the first anniversary of the date of this Agreement, an amount equal to Executive’s target annual incentive under SHO’s Annual Incentive Plan (the “AIP”) for the year in which the Date of Termination occurs plus (c) but only if clause (b) of this sentence is not applicable and only if the Date of Termination occurs after the end of a fiscal year and before the payment date of AIP awards for that fiscal year (if any amount is payable), an amount equal to the amount that Executive would have been paid with respect to Executive’s AIP award for that fiscal year if the Date of Termination had occurred after the payment date of AIP awards for that fiscal year. Subject to subsection (a) (i) (2) below, payment of the amount determined in accordance with the preceding sentence (“Salary Continuation”) shall commence on Executive’s “Separation from Service” (as defined in Section 2 below) and shall be paid in substantially equal installments on each regular salary payroll date for a period of twelve (12) months following the Date of Termination (“Salary Continuation Period”), except as otherwise provided in this Agreement.

Notwithstanding the foregoing, to the extent Executive’s termination is as a result of an event that would be an impact event under a then-current and applicable transition pay or severance plan or program (the “Other Severance Program”) and, but for this Agreement, under which Executive would have been eligible for severance pay and benefits for a period longer than twelve (12) months and provided the severance pay under the Other Severance Program is greater than the Salary Continuation, then the Salary Continuation and Salary Continuation Period, for purposes of this Agreement, will be the greater amount and longer period, except as otherwise provided in this Agreement. If Executive terminates Executive’s employment for Good Reason as specified in clause (i) of the definition of “Good Reason”

in Section 2 of this Agreement, Executive’s annual base salary rate and, if applicable, target annual incentive under the AIP for purposes of this Section 1 will be Executive’s annual base salary rate and target annual incentive under the AIP in effect prior to the reduction that triggered the applicability of Good Reason as specified in clause (i) of the definition of “Good Reason” in Section 2 of this Agreement.

Further and notwithstanding the foregoing, the SHO obligations under this subsection (a)(i)(l) shall be reduced on a dollar-for-dollar basis (but not below zero), by the amount, if any, of salary or wages that Executive earns from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period other than all approved external director fees that Executive earn or is otherwise entitled to receive. For avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement in order to mitigate Salary Continuation. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with subsection 4(g) below) by the deadline specified therein, Salary Continuation payments shall terminate and forever lapse, and Executive shall be required to reimburse SHO for any portion of the Salary Continuation paid during the Salary Continuation Period.

2. Notwithstanding anything in this subsection (a)(i) to the contrary, if the Salary Continuation payable to Executive in accordance with subsection (a)(i)(l) above during the six (6) months after Executive’s Separation from Service would exceed the “Section 409A Threshold” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 2 below), then, payment shall be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such six (6) months or any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service.

3. All Salary Continuation payments (described under this subsection (a) (i)) will terminate and forever lapse if Executive is employed by a SHO Competitor or SHO Vendor (as such terms are defined in subsection 4(c)(ii) and 4(d)(ii) herein, respectively) during the Salary Continuation Period (which for purposes of this Section 1(a)(i)(3) will not exceed twelve (12) months)or in the event of Executive’s breach (in accordance with Section 10 below), and Executive shall be required to reimburse SHO for any portion of the Salary Continuation paid during the Salary Continuation Period.

ii. Continuation of Benefits.

1. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs (except as specified in this subsection (a) (ii)), as an active associate, in which Executive was eligible to participate on the Date of Termination (subject to the terms and conditions and continued availability of such plans and programs); provided, however, that Executive will not be eligible to participate in the long-term disability plan (as of the 15th day following the Date of Termination), health care flexible spending account (except on an after-tax basis and only through the earlier of the end of Salary Continuation Period or the calendar year in which the Separation from Service occurs), SHO paid life insurance and any 40l(k) Savings Plan maintained by SHO (or any other defined contribution plan sponsored by SHO) during the Salary Continuation Period. Executive and Executive’s eligible dependents shall be entitled to continue to participate, as active participants, in SHO medical and dental plans (subject to the terms and conditions and continued availability of such plans) during the Salary Continuation Period, with Executive’s share of the premium for each such plan to be the same share that Executive paid when Executive was an active employee.

2. If Executive does not timely execute and submit the General Release and Waiver (in accordance with subsection 4(g) herein) by the deadline specified therein, Executive shall be required to reimburse SHO for the portion of the cost for the benefits referred to under subsection (a) (ii) (l) immediately above paid by SHO during the Salary Continuation Period, and Executive shall instead be eligible for COBRA continuation coverage under the SHO medical and dental plans as of Executive’s Date of Termination.

3. Subject to subsection (a) (ii) (4) immediately below, in the event Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by SHO hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of the SHO health benefit plans.

4. All of the benefits described in this subsection (a) (ii) will terminate and forever lapse if Executive is employed by a SHO Competitor or SHO Vendor during the Salary Continuation Period (which for purposes of this Section 1(a)(ii)(4) will not exceed twelve (12) months) or in the event of Executive’s breach (in accordance with Section 10 below), and Executive shall be required to reimburse SHO for any portion of the cost for the benefits referred to under subsection (a) (ii) (1) immediately above paid by SHO during the Salary Continuation Period, and Executive shall instead be eligible for COBRA continuation coverage under the SHO medical and dental plans as of Executive’s Severance from Service date.

iii. Outplacement. As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of SHO. SHO and Executive will mutually agree on which outplacement firm, among current vendors used by SHO will provide these services. Such services will be provided for up to six (6) months from the Separation from Service or until employment is obtained, whichever occurs first. Outplacement benefits described in this subsection (a)(iii) will terminate and forever lapse if Executive is employed by a SHO Competitor or SHO Vendor or in the event of Executive’s breach (in accordance with Section 10 below).

iv. Other. In addition to the foregoing Severance Benefits, a lump sum payment will be made to Executive within ten (1 0) business days following the Date of Termination in an amount equal to the sum of any base salary and any vacation benefits that have accrued through the Date of Termination but only to the extent not already paid. No vacation will accrue during the Salary Continuation Period. Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (a)(i) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

v. Impact of Termination on Certain Other Plans/Programs.

1. Annual Incentive Plan. Subject to Section 1(a)(i) of this Agreement, upon Executive’s Date of Termination, Executive’s entitlement to any award under the applicable annual incentive plan (“AIP”) sponsored by SHO shall be determined in accordance with the terms and conditions of the AIP document regarding termination of employment.

2. Long-Term Incentive Program(s). Upon Executive’s Date of Termination, Executive’s entitlement to any award granted to Executive under a long-term incentive program (“LTIP”) sponsored by SHO shall be determined in accordance with the terms and conditions of the award letter and the LTIP document regarding termination of employment.

3. Stock Plan. Upon Executive’s Date of Termination, Executive’s entitlement to any unvested options, restricted stock or other equity award granted to Executive under a stock plan sponsored by SHO shall be determined in accordance with the terms and conditions of the applicable award agreement and the stock plan document regarding termination of employment.

vi Post-Termination Forfeiture of Severance Benefits. If SHO determines after Executive’s Date of Termination that Executive engaged in activity during employment with SHO that SHO determines constituted Cause, Executive shall immediately cease to be eligible for Severance Benefits and shall be required to reimburse SHO for any portion of the Salary Continuation paid to Executive and for the cost of other Severance Benefits received by Executive during the Salary Continuation Period.

2. Definitions. For purposes of this Agreement, each capitalized term in this Agreement is either defined in the section, exhibit or appendix in which it first appears or in this Section 2. The following capitalized terms shall have the definitions as set forth below:

(a) “Cause” shall mean (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of SHO and is not remedied in a reasonable period of time after receipt of written notice from SHO specifying such breach; (ii) the commission by Executive of a felony involving moral turpitude; or (iii) dishonesty or willful misconduct in connection with Executive’s employment.

(b) “Disability” shall mean disability as defined under the SHO long-term disability plan (regardless of whether the Executive is a participant under such plan).

(c) “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target annual incentive under the AIP from those in effect as of the date of this Agreement; (ii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement; or (iii) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide SHO with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and SHO shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If SHO remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If SHO does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date SHO notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to SHO of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

(d) “SHO Affiliate” shall mean any person with whom SHO is considered to be a single employer under Code Section 414 (b) and all persons with whom SHO would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply.

(e) “Section 409A Threshold” shall mean an amount equal to two times the lesser of (i) Executive’s base salary for services provided to SHO as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 40l (a)(17) for the calendar year in which the Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1 (b)(9)(iii)(A) or any successor thereto.

(f) “Separation from Service” shall mean a “separation from service” with SHO within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401 (k) savings plans) maintained by SHO

(g) “Specified Employee” shall mean a “specified employee” under Code Section 409A (and regulations issued thereunder), which shall be determined in accordance with the provisions of Supplement A to the Supplemental Retirement Income Plan (as amended and restated effective January 1, 2008).

3. Intellectual Propertv Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at SHO, provided such invention or expression of an idea relates to the business of SHO, or relates to actual or demonstrably anticipated research or development of SHO, or results from any work performed by Executive for or on behalf of SHO, are hereby assigned to SHO, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to SHO. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what SHO is otherwise obligated to pay. In consideration of the opportunity for the Severance Benefits, and other good and valuable consideration, Executive agrees to the following:

(a)	Non-Disclosure of SHO Confidential Information. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

i. Non-Disclosure. Executive will not, during the term of Executive’s employment with SHO or thereafter, and other than in the performance of his duties and obligations during his employment with SHO or as required by law or legal process, and except as SHO may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “SHO Confidential Information” (as defined in subsection 4(a)(ii) below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive; and

ii. Propriety Information. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, SHO expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

iii. SHO Confidential Information. For purposes of this Agreement, “SHO Confidential Information” means trade secrets and non-public information which SHO designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by SHO, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of SHO, that is not known generally to the public or in the industry.

iv. Return of SHO Property. All documents and other property that relate to the business of SHO are the exclusive property of SHO even if Executive authored or created them. Executive agrees to return all such documents and tangible property to SHO upon termination of employment or at such earlier time as SHO may request Executive to do so.

v. Conflict of lnterest. During Executive’s employment with SHO and during any Salary Continuation Period (which for purposes of this Section 4(a)(v) will not exceed twelve (12) months), except as may be approved in writing by SHO neither Executive nor members of Executive’s immediate family (which shall refer to Executive, any spouse or any child) will have financial investments or other interests or relationships with SHO or any customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of SHO. Also during Executive’s employment with SHO during any Salary Continuation Period, Executive agrees further not to engage in any activity in competition with SHO and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to SHO, or that could otherwise conflict with the best interests of SHO.

(b)	Non-Solicitation of Employees. During Executive’s employment with SHO for twelve (12) months following Executives’ Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, solicit or encourage any person to leave her or his employment with SHO assist in any way with the hiring of any SHO employee by any future employer or other entity.

(c)	Non-Competition. Executive acknowledges that as a result of Executive’s position at SHO, Executive has learned or developed, or will learn or develop, SHO Confidential Information and that use or disclosure of SHO Confidential Information is likely to occur if Executive were to render advice or services to any SHO Competitor.

i. Therefore, for twelve (12) months following Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any SHO Competitor.

ii. For purposes of this Agreement, “SHO Competitor” means those companies listed on Appendix A, each of which Executive acknowledges is a SHO Competitor

(d) Restriction on Post-Employment Affiliation with SHO Vendors. Executive acknowledges that as a result of Executive’s position at SHO, Executive has learned or developed, or will learn or develop, SHO Confidential Information and that use or disclosure of SHO Confidential Information is likely to occur if Executive were to render advice or services to any “SHO Vendor” (as defined herein).

i. Therefore, for twelve (12) months from Executive’s Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any SHO Vendor.

ii. For purposes of this Agreement, “SHO Vendor” means, the vendors, if any, listed in Appendix A as well as any vendor with combined annual gross sales of services or merchandise to SHO in excess of $200 million.

(e) Compliance with Protective Covenants. Executive will provide SHO with such information as SHO may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes SHO to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases SHO, their agents and employees, from all liability for any damage arising from any such contacts or communications.

(f) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of SHO Confidential Information and to otherwise protect the legitimate business interests of SHO Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(g) General Release and Waiver. Upon Executive’s Date of termination (whether initiated by SHO or Executive in accordance with subsection l (a) above) potentially entitling Executive to Severance Benefits, Executive will execute a binding general release and waiver of claims in a form to be provided by SHO (“General Release and Waiver”), which is incorporated by reference in this Agreement. The General Release and Waiver will be in a form substantially similar to the form attached as Appendix B to this Agreement. If the General Release and Waiver is not signed within the time required by the waiver or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under subsection I (a) above. Further, Executive shall be obligated to reimburse SHO for any portion of (i) the Salary Continuation paid during the Salary Continuation Period under subsection (1) (a)(i) herein, and (ii) the cost for the benefits provided during the Salary Continuation Period under subsection (l)(a)(ii) herein.

(h) Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the Vice President of Human Resources or Vice President, General Counsel (or the equivalent) of SHO. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at SHO absolute discretion.

5. Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including without limitation subsections 4(a), 4(b), 4(c) and 4(d), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of SHO without the necessity of SHO posting a bond. Moreover, any award of injunctive relief shall not preclude SHO from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments and benefits already received by Executive.

6. Non-Disparagement. Executive will not take any actions that would reasonably be expected to be detrimental to the interests of SHO nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage SHO or its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf. This provision does not and is not intended to preclude Executive from entering into any relationship with a SHO Competitor or SHO Vendor after such relationship is permissible under subsection 4(c) or 4(d), respectively, nor does it preclude Executive from providing truthful testimony in response to legal process or governmental inquiry.

7. Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with SHO both during and after the period of employment with SHO (including any Salary Continuation Period), with respect to matters that relate to Executive’s period of employment, in all investigations, potential litigation or litigation in which SHO is involved or may become involved other than any such investigations, potential litigation or litigation between SHO and Executive. SHO will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

8. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by SHO or Executive in any instance shall not be deemed a waiver of such provision in the future.

9. Acting as Witness. Executive agrees that both during and after the period of employment with SHO (including any Salary Continuation Period), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving SHO unless subject to judicial enforcement to appear as a fact witness only.

10. Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the non-competition provisions (Section 4) and the non-disparagement provision (Section 6) of this Agreement, the obligation of SHO to pay Salary Continuation or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation payments already received and the value of any other Severance Benefits already received will be returned by Executive to SHO Further, Executive agrees that SHO shall be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under the Agreement.

11. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

12. Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby (a) submits to the personal jurisdiction of such courts, (b) consents to the service of process in connection with any action, suit, or proceeding against Executive, and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

13. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Salary Continuation Period (if any) be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

14. Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with SHO is terminable “at-will” by either party with or without cause and with or without notice.

15. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other SHO document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under any transition or severance plan or program maintained by SHO.

16. Entire Agreement. This Agreement, including any exhibits or appendices hereto, contains and comprises the entire understanding and agreement between Executive and SHO and fully supersedes any and all other prior agreements or understandings between Executive and SHO, in each case with respect to the subject matter contained herein, and may be amended only by a writing signed by (a) one of the Chief Executive Officer, the Vice President of Human Resources, or the Vice President, General Counsel and Secretary (or equivalent) of SHO and (b) Executive.

17. Confidentiality. Executive agrees that the existence and terms of this Agreement, including any compensation paid to Executive, and discussions with SHO regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse or domestic partner, or (c) to Executive’s financial/legal advisors, all of whom shall agree to keep such information confidential.

18. Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: At the most recent address on file at SHO.

If to SHO: 5500 Trillium Blvd, Hoffman Estates, Illinois 60192, Attention to both: VP, Human Resources and VP, General Counsel.

20. Assignment. SHO may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between SHO and Executive or between any successor or assignee of SHO and Executive.

21. Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent. If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any payments due Executive under this Agreement that are: (i) conditioned on Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year. Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

22. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and SHO, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE	SEARS HOMETOWN AND OUTLET STORES, INC.

/s/ RYAN ROBINSON	By:	/s/ BECKY ILIFF
Ryan Robinson	Becky Iliff Vice President, Human Resources

Appendix A

Executive Severance Agreement

SHO Competitors

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of “SHO Competitors”, as referred to under subsection 4(c) (ii) (l) of the Executive Severance Agreement:

Retail

Best Buy Co., Inc.

Dick’s Sporting Goods

Retail/Other

Amazon.com, Inc.

Retail/Home/Product Services

hhgregg Appliances and Electronics

Lowe’s Companies, Inc.

Menard, Inc.

The Home Depot, Inc.

Ace Hardware Corporation

True Value Company

Tractor Supply Company

Conns

SHO Vendors

The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are included within the definition of “SHO Vendors”, as referred to under subsection 4(d) of the Executive Severance Agreement:

Sears Holdings Corporation

Bosch

Electrolux

General Electric

LG

Samsung

Whirlpool

Appendix B

Executive Severance Agreement

Form of General Release and Waiver

GENERAL RELEASE AND WAIVER

NOTICE

YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED, IN WRITING, TO PHILIP ETTER, HUMAN RESOURCES, SEARS HOMETOWN AND OUTLETS STORES, INC., HOFFMAN ESTATES, IL 60192, AND STATE THAT, “I HEREBY REVOKE MY ACCEPTANCE OF THE GENERAL RELEASE AND WAIVER.” THE CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. YOU SHOULD CONSIDER CONSULTING WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

In consideration of the severance-pay and other benefits I have received or will receive from Sears Hometown and Outlet Stores, Inc., including without limitation in accordance with the terms of the Executive Severance Agreement dated June 10, 2014, I, Ryan Robinson, for myself, my heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”), do hereby release, waive, and forever discharge Sears Hometown and Outlet Stores, Inc. and the current and former agents, parents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns of Sears Hometown and Outlet Stores, Inc. (collectively, the “SHO Parties”) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration, sums of money, accounts, or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Sears Hometown and Outlet Stores Inc. or any of its subsidiaries and the termination of my employment. The foregoing release, discharge, and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, including but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), in tort, or pursuant to statute, including claims under any federal, state or local statute or state or federal constitution, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the National Labor Relations Act, the Equal Pay Act, or any other discrimination or/and employment laws of Illinois or of any other state or municipality, to the fullest extent permitted under the law.

This General Release and Waiver does not apply to any claims or rights that may arise after the date of this General Release and Waiver. Also excluded from this General Release and Waiver are any claims which cannot be waived by law, including my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission. I do, however, waive any right to any monetary or other relief of any kind flowing out of any agency or third-party claims or charges, including any charge I might file with any state, local or federal agency.

I warrant and represent that I have not filed any complaint, charge, or lawsuit against the SHO Parties or any of them with any governmental agency or with any court. I agree never to sue the SHO Parties or any of them in any forum for any claim covered by this General Release and Waiver. If I violate this General Release and Waiver by suing the SHO Parties or any of them, I agree that I shall be liable to the SHO Parties for their reasonable attorney’s fees and other litigation costs and expense incurred on defending against the lawsuit.

I also waive any right to become, and promise not to consent to become, a member of any class in any case in which claims are asserted against the SHO Parties or any of them that are related in any way to my employment or termination of my employment with Sears Hometown and Outlet Stores Inc. or any of its subsidiaries, and that involve events which have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I agree that I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending or by counsel for Sears Hometown and Outlet Stores, Inc.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance and binding effect.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.

I authorize that the severance allowance I will be paid as an eligible participant under any transition pay or severance pay plan will be reduced by the amount of any advances, loans, or other amounts that I owe to Sears Hometown and Outlet Stores, Inc. and its subsidiaries, including payments made for vacation taken but not earned.

I understand that I must notify the Sears Hometown and Outlet Stores, Inc. I become employed during my transition pay or severance pay period and that transition pay or severance pay and benefits is subject to reduction or discontinuation as a result of new employment (including new employment with Sears Hometown and Outlet Stores, Inc., any of its subsidiaries, any successor company, or any outsource company).

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any modification of this General Release and Waiver Agreement does not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing. I understand the General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by the SHO Parties or any of them and that each of the SHO Parties expressly denies any wrongdoing or liability.

THIS IS A RELEASE. READ BEFORE SIGNING.

Signed by:

Date:             , 20